Exhibit 99.1

Roivant Sciences and Montes Archimedes Acquisition Corp. (MAAC) to Combine and Create Publicly Traded Leader in Biopharma and Health Technology

•	Transaction includes $411 million in trust at MAAC and a concurrent, fully committed $200 million PIPE financing from leading healthcare investors including Fidelity Management & Research Company LLC, Eventide Asset Management, Suvretta Capital, RTW Investments, LP, Viking Global Investors, and SB Management, a subsidiary of SoftBank Group Corp., as well as strategic investors including Sumitomo Dainippon Pharma and Palantir Technologies

•	Pro forma net cash position of up to $2.3 billion following transaction will enable strategic pipeline expansion through internal drug discovery and in-licensing, continued development of wholly-owned drugs, and commercialization

•	Following the completion of the business combination, which is anticipated in 3Q 2021, shares in Roivant are expected to trade on Nasdaq under the ticker symbol “ROIV”

NEW YORK, MENLO PARK, LONDON, and BASEL, Switzerland, May 3, 2021 -- Roivant Sciences, a biopharmaceutical and healthcare technology company, and Montes Archimedes Acquisition Corp. (Nasdaq: MAAC), a special purpose acquisition company sponsored by Patient Square Capital, today announced that they have entered into a definitive business combination agreement. Upon closing of the transaction, outstanding shares and warrants of MAAC will be exchanged for newly issued shares and warrants of Roivant Sciences, which is expected to be listed on Nasdaq under the new ticker symbol “ROIV.”

The transaction is expected to deliver up to $611 million of gross proceeds to fund discovery and development programs. This includes up to $411 million currently held in MAAC’s trust account, as well as a concurrent $200 million common stock private investment in public equity (“PIPE”) priced at $10.00 per share. New institutional and strategic investors and existing Roivant shareholders have committed to participate in the PIPE, including Fidelity Management & Research Company LLC, Eventide Asset Management, Suvretta Capital, Palantir Technologies, RTW Investments, LP, Viking Global Investors, Sumitomo Dainippon Pharma, and SB Management, a subsidiary of SoftBank Group Corp. Proceeds are expected to extend the company’s operating runway through mid-2024.

Patient Square Capital and key Roivant equity holders and management have agreed to long-term lockups, with at least 50% of their holdings locked up for three years. In addition, Patient Square Capital has agreed to convert an additional 30% of its shares of MAAC to earn-out shares subject to performance vesting thresholds: 20% of its shares will vest at $15.00 per share and 10% will vest at $20.00 per share for 20 of 30 trading days within five years of closing.

Jim Momtazee, Managing Partner of Patient Square Capital, will join Roivant’s board of directors. Prior to founding Patient Square Capital, Mr. Momtazee was a 21-year veteran of KKR where he helped form its health care investment team 20 years ago and ran that team for over a decade.

“Roivant is at the cutting edge of using technology to discover and develop transformative medicines for a wide range of serious diseases, and in a very short time they have established a remarkable track record of building subsidiaries that have run successful registrational clinical trials for approved medicines,” said Mr. Momtazee. “I first met the company in 2015 and have watched its growth over the last 6 years with admiration. Based on our extensive due diligence spanning the last 5 months, I look forward to a long-lasting partnership with one of the most exciting and innovative companies in the life sciences industry.”

Roivant will continue to operate under its current management team led by Chief Executive Officer Matthew Gline. Roivant founder Vivek Ramaswamy will continue to serve as Executive Chairman.

“I look forward to the next chapter of Roivant’s growth by beginning our life as a public company with an exceptionally strong and diverse base of long-term investors,” said Mr. Gline. “We look forward to continuing to deliver important medicines to patients through our development engine and our rapidly growing drug discovery capabilities spanning multiple therapeutic areas and modalities.”

The boards of directors of both Roivant and MAAC have unanimously approved the proposed transaction. Completion of the transaction, which is expected in the third quarter of 2021, is subject to approval of MAAC shareholders and the satisfaction or waiver of certain other customary closing conditions. A link to investor presentation materials is included below.

Roivant Sciences Overview

Since its founding in 2014, Roivant has put over 40 medicines into development across a wide range of disease areas. Companies built by Roivant have conducted eight consecutive positive Phase 3 studies with two FDA approvals to date. Roivant is also a leader in computational drug discovery through its combination of computational physics and machine learning-based platforms for the in silico design of small molecules. Roivant has over 800 employees across its family of companies today.

Transaction Overview

In this all-primary transaction, current holders of Roivant shares and equity awards will maintain their existing equity interests in Roivant. Current shareholders and warrant holders of MAAC will convert their shares and warrants of MAAC into common shares and warrants of Roivant on a one-for-one basis. Assuming a share price of $10.00 per share and no redemptions of MAAC shares, Roivant is expected to have an initial market capitalization of $7.3 billion inclusive of its pro forma net cash balance of approximately $2.3 billion.

Assuming no redemptions of MAAC shares, current shareholders of Roivant will own approximately 92% of Roivant immediately post-closing (including shares issued in connection with Roivant’s recent acquisition of Silicon Therapeutics and existing Roivant shareholder participation in the PIPE).

The closing of this transaction is expected in the third quarter of 2021 and is subject to the approval of MAAC’s shareholders and the satisfaction or waiver of certain other customary closing conditions.

Additional information about the proposed transaction, including a copy of the Business Combination Agreement and an investor presentation, will be provided in a Current Report on Form 8-K to be filed today by MAAC with the Securities and Exchange Commission (“SEC”) and available at www.sec.gov.

Advisors

J.P. Morgan Securities LLC is serving as a financial advisor and capital markets advisor to Roivant and as a lead placement agent for the PIPE. SVB Leerink LLC is serving as a capital markets advisor to Roivant and as a lead placement agent for the PIPE. Goldman Sachs & Co. LLC is serving as a financial advisor to Roivant. Cowen and Company, LLC is serving as a financial advisor and capital markets advisor to Roivant. Citigroup Global Markets Inc. is serving as a placement agent for the PIPE. Truist Securities, Inc. is serving as a capital markets advisor to Roivant and as a placement agent for the PIPE. Davis Polk & Wardwell LLP is acting as legal counsel to Roivant. Kirkland & Ellis LLP is acting as legal counsel to MAAC.

Presentation Details

A recording of investor presentation materials is available on NetRoadshow:
NetRoadshow Login Details
URL: https://www.netroadshow.com
Entry Code: Rhine333

Direct Link: www.netroadshow.com/nrs/home/#!/?show=0543dd2c

About Roivant Sciences

Roivant's mission is to improve the delivery of healthcare to patients by treating every inefficiency as an opportunity. Roivant develops transformative medicines faster by building technologies and developing talent in creative ways, leveraging the Roivant platform to launch ‘Vants’ – nimble and focused biopharmaceutical and health technology companies. For more information, please visit www.roivant.com.

About Patient Square Capital

Patient Square Capital is a dedicated health care investment firm that partners with best-in-class management teams whose products, services and technologies improve health. We utilize our deep industry expertise, our broad network of relationships and a true partnership approach to make investments in companies that will grow and thrive. Patient Square is purpose-built by a team of industry-leading executives, differentiated by the depth of our focus in health care, the breadth of our health care investing experience, and the network we can activate to drive differentiated outcomes. Most importantly, patients are squarely at the center of all that we do. For more information visit www.patientsquarecapital.com.

About Montes Archimedes Acquisition Corp.

Montes Archimedes Acquisition Corp. (MAAC) is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses in the healthcare industry. MAAC is sponsored by Patient Square Capital. For more information, please visit www.montesarchimedesacquisitioncorp.com.

Important Information and Where to Find It

In connection with the proposed transaction, Roivant will file a registration statement on Form S-4 with the SEC that will include a prospectus with respect to Roivant’s securities to be issued in connection with the proposed transaction and a proxy statement with respect to the stockholder meeting of MAAC to vote on the proposed transaction. Stockholders of MAAC and other interested persons are encouraged to read, when available, the preliminary proxy statement/prospectus as well as other documents to be filed with the SEC because these documents will contain important information about Roivant, MAAC and the proposed transaction. After the registration statement is declared effective, the definitive proxy statement/prospectus to be included in the registration statement will be mailed to stockholders of MAAC as of a record date to be established for voting on the proposed business combination. Once available, stockholders of MAAC will also be able to obtain a copy of the S-4, including the proxy statement/prospectus, and other documents filed with the SEC without charge, by directing a request to: Montes Archimedes Acquisition Corp., 724 Oak Grove Avenue, Suite 130, Menlo Park, California. The preliminary and definitive proxy statement/prospectus to be included in the registration statement, once available, can also be obtained, without charge, at the SEC’s website (www.sec.gov).

Participants in the Solicitation

MAAC, Roivant and their respective directors and executive officers may be considered participants in the solicitation of proxies with respect to the potential transaction described in this press release under the rules of the SEC. Information about the directors and executive officers of MAAC and their ownership is set forth in MAAC’s filings with the SEC, including its Form 10-K for the year ended December 31, 2020 and subsequent filings, including on Form 10-Q and Form 4, all of which are or will be available free of charge at the SEC’s website at www.sec.gov or by directing a request to Montes Archimedes Acquisition Corp., 724 Oak Grove Avenue, Suite 130, Menlo Park, California. Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the MAAC stockholders in connection with the potential transaction will be set forth in the registration statement containing the preliminary proxy statement/prospectus when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Non-Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transaction and does not constitute an offer to sell or a solicitation of an offer to buy any securities of MAAC or Roivant, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

Special Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on beliefs and assumptions and on information currently available. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” “target,” “seek” or the negative or plural of these words, or other similar expressions that are predictions or indicate future events or prospects, although not all forward-looking statements contain these words. Any statements that refer to expectations, projections or other characterizations of future events or circumstances, including strategies or plans as they relate to the proposed business combination, are also forward-looking statements. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although each of MAAC and Roivant believes that it has a reasonable basis for each forward-looking statement contained in this press release, each of MAAC and Roivant caution you that these statements are based on a combination of facts and factors currently known and projections of the future, which are inherently uncertain. In addition, there will be risks and uncertainties described in the proxy statement/prospectus on Form S-4 relating to the proposed business combination, which is expected to be filed by Roivant with the SEC and other documents filed by MAAC or Roivant from time to time with the SEC. These filings may identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements in this press release include, but are not limited to, statements regarding the proposed transaction, including the timing and structure of the transaction, the proceeds of the transaction and the benefits of the transaction. Neither MAAC nor Roivant can assure you that the forward-looking statements in this press release will prove to be accurate. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, the ability to complete the business combination due to the failure to obtain approval from MAAC’s stockholders or satisfy other closing conditions in the business combination agreement, the occurrence of any event that could give rise to the termination of the business combination agreement, the ability to recognize the anticipated benefits of the business combination, the amount of redemption requests made by MAAC’s public stockholders, costs related to the transaction, the impact of the global COVID-19 pandemic, the risk that the transaction disrupts current plans and operations as a result of the announcement and consummation of the transaction, the outcome of any potential litigation, government or regulatory proceedings, and other risks and uncertainties, including those to be included under the heading “Risk Factors” in the registration statement on Form S-4 to be filed by Roivant with the SEC and those included under the heading “Risk Factors” in the annual report on Form 10-K for year ended December 31, 2020 of MAAC and in its subsequent quarterly reports on Form 10-Q and other filings with the SEC. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by MAAC, Roivant, their respective directors, officers or employees or any other person that MAAC and Roivant will achieve their objectives and plans in any specified time frame, or at all. The forward-looking statements in this press release represent the views of MAAC and Roivant as of the date of this press release. Subsequent events and developments may cause that view to change. However, while MAAC and Roivant may elect to update these forward-looking statements at some point in the future, there is no current intention to do so, except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing the views of MAAC or Roivant as of any date subsequent to the date of this press release.

Contacts:

Investors

Roivant Investor Relations

ir@roivant.com

Media

Zach Kouwe/Doug Allen
Dukas Linden Public Relations
(646) 808-3665
zkouwe@dlpr.com; doug@dlpr.com

Paul Davis

Roivant Sciences

paul.davis@roivant.com